Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2016 Third Quarter Results

SIMI VALLEY, Calif., March 8, 2016 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its third quarter ended January 30, 2016.

“Our continued focus on effectively serving our customers drove AeroVironment’s third quarter results, including gross margin of 39 percent, revenue of $68 million and funded backlog of $80 million,” said Tim Conver, AeroVironment chairman and chief executive officer. “In our growth portfolio, the unique advantages of Switchblade and its four emerging variants within our family of Tactical Missile Systems continued to build traction with customers during the quarter. The addition of a line item for Lethal Miniature Aerial Missile Systems in the fiscal 2017 federal budget request demonstrates the increasing value of our solutions to our troops and our country.”

Conver added, “Our strategic investments in commercial unmanned aircraft systems continued to strengthen our long-term growth prospects across multiple promising avenues. In EES, our focus on innovation enabled the company to expand its EV charging footprint in North America and introduce PosiCharge ProCore charging systems for industrial electric vehicles early in the fourth quarter.”

FISCAL 2016 THIRD QUARTER RESULTS

Revenue for the third quarter of fiscal 2016 was $67.6 million, a decline from third quarter fiscal 2015 revenue of $68.4 million. The decrease in revenue resulted from a decrease in sales in our Efficient Energy Systems (EES) segment of $3.9 million, partially offset by an increase in sales in our Unmanned Aircraft Systems (UAS) segment of $3.1 million.

Gross margin for the third quarter of fiscal 2016 was $26.6 million, a decline from third quarter fiscal 2015 gross margin of $27.0 million. The decrease in gross margin was due to a decrease in product margin of $2.0 million, partially offset by an increase in service margin of $1.6 million. As a percentage of revenue, gross margin decreased from 39.5% to 39.4%.

Income from operations for the third quarter of fiscal 2016 was $5.1 million, consistent with third quarter fiscal 2015. Year over year income from operations was a result of a decrease in gross margin of $0.4 million, largely offset by a decrease in research and development (R&D) expense of $0.3 million.

Other expense, net, for the third quarter of fiscal 2016 was $34,000 compared to $0.1 million for the third quarter of fiscal 2015.

Net income for the third quarter of fiscal 2016 was $6.2 million, including a $1.1 million tax benefit, compared to net income for the third quarter of fiscal 2015 of $2.3 million.

Earnings per diluted share for the third quarter of fiscal 2016 were $0.27 compared to earnings per diluted share for the third quarter of fiscal 2015 of $0.10.

FISCAL 2016 YEAR-TO-DATE RESULTS

Revenue for the first nine months of fiscal 2016 was $179.3 million, up 4% from the first nine months of fiscal 2015 revenue of $172.9 million. The increase in revenue resulted from an increase in sales in our UAS segment of $15.6 million, partially offset by a decrease in sales in our EES segment of $9.2 million.

Gross margin for the first nine months of fiscal 2016 was $74.2 million, up 26% from the first nine months of fiscal 2015 gross margin of $58.9 million. The increase in gross margin was due to an increase in service margin of $9.8 million and an increase in product margin of $5.4 million, both of which were impacted by a reserve reversal of $3.5 million for the settlement of prior year government incurred cost audits recorded during the second fiscal quarter of 2016. As a percentage of revenue, gross margin increased to 41% from 34%.

Income from operations for the first nine months of fiscal 2016 was $2.9 million compared to a loss from operations for the first nine months of fiscal 2015 of $5.5 million. The increase in income from operations was a result of an increase in gross margin of $15.3 million, partially offset by an increase in R&D expense of $3.7 million and an increase in selling, general & administrative (SG&A) expense of $3.2 million.

Other expense, net, for the first nine months of fiscal 2016 was $2.1 million compared to other income, net, for the first nine months of fiscal 2015 of $0.4 million.  The increase in expense is primarily due to the recording of an other-than-temporary impairment loss on our CybAero equity securities during the first quarter of fiscal 2016.

Net income for the first nine months of fiscal 2016 was $3.6 million, including a $2.8 million tax benefit, compared to a net loss for the first nine months of fiscal 2015 of $4.2 million.

Net income per diluted share for the first nine months of fiscal 2016 was $0.16 compared to a loss per share for the first nine months of fiscal 2015 of $0.18.  Net income per diluted share for the first nine months of fiscal 2016 was decreased by $0.06 due to both the impairment loss and loss on sale of our CybAero equity securities. Loss per share for the first nine months of fiscal 2015 decreased by $0.01 due to the increase in fair value of the conversion option of our convertible bond investment and related sales of stock.

BACKLOG

As of January 30, 2016, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $79.7 million compared to $64.7 million as of April 30, 2015.

FISCAL 2016 — OUTLOOK FOR THE FULL YEAR

For fiscal 2016, the company continues to expect revenue of between $260 million and $280 million and is raising its gross profit margin guidance range to between 38 percent and 39.5 percent. Planned increases in strategic R&D and SG&A investments for Commercial UAS in fiscal 2016 may largely offset operating profit in the current fiscal year.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, March 8, 2016, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Wahid Nawabi, president and chief operating officer, Raymond D. Cook, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, March 8, 2016, at approximately 4:30 p.m. Pacific Time through Tuesday, March 15, 2016, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 52024061. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces, supports and operates an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions. The company’s electric-powered, hand-launched UAS generate and process data to deliver powerful insight, on-demand, to people engaged in military, public safety and commercial activities around the world. AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial EV charging systems for commercial fleets. More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; potential need for changes in our long-term strategy in response to future developments; unexpected technical and marketing difficulties inherent in major research and product development efforts; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015

Revenue:
Product sales	$53,305	$56,308	$129,436	$141,993
Contract services	14,255	12,089	49,905	30,934
	67,560	68,397	179,341	172,927
Cost of sales:
Product sales	31,910	32,901	73,477	91,477
Contract services	9,025	8,503	31,683	22,532
	40,935	41,404	105,160	114,009
Gross margin:
Product sales	21,395	23,407	55,959	50,516
Contract services	5,230	3,586	18,222	8,402
	26,625	26,993	74,181	58,918
Selling, general and administrative	13,313	13,268	43,302	40,141
Research and development	8,247	8,577	27,975	24,232
Income (loss) from operations	5,065	5,148	2,904	(5,455)
Other (expense) income:
Interest income, net	181	224	673	629
Other (expense), net	(215)	(284)	(2,796)	(276)
Income (loss) before income taxes	5,031	5,088	781	(5,102)
(Benefit) provision for income taxes	(1,133)	2,763	(2,821)	(917)
Net Income (loss)	$6,164	$2,325	$3,602	$(4,185)
Earnings (loss) per share data:
Basic	$0.27	$0.10	$0.16	$(0.18)
Diluted	$0.27	$0.10	$0.16	$(0.18)
Weighted average shares outstanding:
Basic	22,890,484	22,890,502	22,941,354	22,856,962
Diluted	23,083,816	23,109,354	23,139,981	22,856,962

AeroVironment, Inc.

Reconciliation of Earnings (Loss) per Share (Unaudited)

	Three Months Ended		Nine Months Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Earnings (loss) per diluted share as adjusted	$0.27	$0.10	$0.22	$(0.19)
Other-than-temporary impairment loss and loss on sale of stock	—	—	(0.06)	—
Increase in fair value of convertible bond and related sale of stock	—	—	—	0.01
Earnings (loss) per diluted share as reported	$0.27	$0.10	$0.16	$(0.18)

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	January 30, 2016	April 30, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$122,706	$143,410
Short-term investments	97,692	85,381
Accounts receivable, net of allowance for doubtful accounts of $191 at January 30, 2016 and $606 at April 30, 2015	38,991	33,607
Unbilled receivables and retentions	10,440	17,356
Inventories, net	46,434	39,414
Income tax receivable	3,901	—
Deferred income taxes	5,247	5,265
Prepaid expenses and other current assets	4,219	4,599
Total current assets	329,630	329,032
Long-term investments	38,175	46,769
Property and equipment, net	14,313	13,499
Deferred income taxes	6,720	7,426
Other assets	653	741
Total assets	$389,491	$397,467
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,786	$19,243
Wages and related accruals	13,463	13,395
Income taxes payable	—	692
Customer advances	3,213	4,235
Other current liabilities	6,408	9,170
Total current liabilities	32,870	46,735
Deferred rent	1,223	1,381
Capital lease obligations — net of current portion	388	—
Liability for uncertain tax positions	439	439
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 23,358,981 at January 30, 2016 and 23,314,640 at April 30, 2015	2	2
Additional paid-in capital	152,942	148,293
Accumulated other comprehensive loss	(194)	(1,358)
Retained earnings	201,821	201,975
Total stockholders’ equity	354,571	348,912
Total liabilities and stockholders’ equity	$389,491	$397,467

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended
	January 30, 2016	January 31, 2015
Operating activities
Net income (loss)	$3,602	$(4,185)
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	4,547	6,368
Impairment of available-for-sale securities	2,186	—
Loss from equity method investments	248	152
Provision for doubtful accounts	(252)	(101)
Deferred income taxes	18	(202)
Loss (gain) on sale of equity securities	219	(182)
Stock-based compensation	3,170	2,714
Foreign currency losses	63	361
Increase in fair value of conversion feature of convertible bonds	—	(73)
Tax benefit from exercise of stock options	302	13
Excess tax benefit from stock-based compensation	—	(343)
Gain on sale of property and equipment	(32)	—
Amortization of held-to-maturity investments	3,086	3,388
Changes in operating assets and liabilities:
Accounts receivable	(5,052)	(5,994)
Unbilled receivables and retentions	6,916	2,584
Inventories	(7,020)	1,900
Income tax receivable	(3,952)	4,644
Other assets	455	57
Accounts payable	(9,457)	2,309
Other liabilities	(4,746)	3,806
Net cash (used in) provided by operating activities	(5,699)	17,216
Investing activities
Acquisitions of property and equipment	(4,259)	(2,326)
Equity method investments	(295)	(285)
Purchases of held-to-maturity investments	(75,740)	(88,074)
Redemptions of held-to-maturity investments	67,402	62,107
Acquisitions of intangible assets	—	(150)
Sales of available-for-sale investments	987	9,498
Net cash used in investing activities	(11,905)	(19,230)
Financing activities
Purchase and retirement of common stock	(3,756)	—
Principal payments on capital lease obligations	(341)	—
Tax withholding payment related to net settlement of equity awards	(29)	(36)
Excess tax benefit from exercise of stock options	—	343
Exercise of stock options	1,026	715
Net cash (used in) provided by financing activities	(3,100)	1,022
Net decrease in cash and cash equivalents	(20,704)	(992)
Cash and cash equivalents at beginning of period	143,410	126,969
Cash and cash equivalents at end of period	$122,706	$125,977

Supplemental disclosure:
Unrealized change in fair value of investments recorded in other comprehensive income (loss), net of deferred taxes of $23 and $785, respectively	$34	$1,178
Accrued acquisition of intangible assets	$—	$250
Forfeiture of vested stock-based compensation	$—	$23
Acquisitions of property and equipment financed with capital lease obligations	$694	$—
Reclassification from share-based liability compensation to equity	$228	$—

AeroVironment, Inc.

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Nine Months Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Revenue:
UAS	$61,086	$58,026	$157,842	$142,257
EES	6,474	10,371	21,499	30,670
Total	67,560	68,397	179,341	172,927
Cost of sales:
UAS	36,488	33,259	91,268	91,849
EES	4,447	8,145	13,892	22,160
Total	40,935	41,404	105,160	114,009
Gross margin:
UAS	24,598	24,767	66,574	50,408
EES	2,027	2,226	7,607	8,510
Total	26,625	26,993	74,181	58,918
Selling, general and administrative	13,313	13,268	43,302	40,141
Research and development	8,247	8,577	27,975	24,232
Income (loss) from operations	5,065	5,148	2,904	(5,455)
Other (expense) income:
Interest income, net	181	224	673	629
Other (expense), net	(215)	(284)	(2,796)	(276)
Income (loss) before income taxes	$5,031	$5,088	$781	$(5,102)

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AeroVironment, Inc.

Steven Gitlin

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ir@avinc.com